Exhibit (11)

                       FLORIDA ROCK INDUSTRIES, INC.
                 COMPUTATION OF EARNINGS PER COMMON SHARE


                                THREE MONTHS                   NINE MONTHS
                               ENDED JUNE 30                  ENDED JUNE 30

                              1996            1995           1996         1995

Net income             $ 9,039,000     $ 7,093,000    $17,330,000  $16,483,000

Common shares:

Weighted average shares
 outstanding during the
 period                   9,415,094       9,487,128      9,462,592   9,487,168

Shares issuable under
 stock options which are
 potentially dillutive
 and affect primary
 earnings per share           3,693          46,205         13,030      39,188

Maximum potential shares
 includable in computa-
 tion of primary earnings
 per share                9,418,787       9,533,333      9,475,622   9,526,356

Additional shares issu-
 able under stock options
 which are potentially
 dillutive and affect
 fully diluted earnings
 per share                    7,426            ,  -        ,   , -       5,150

Maximum potential shares
 included in computation
 of fully diluted
 earnings per share      9,426,213       9,533,333       9,475,622   9,531,506

Primary earnings per
 common share                 $.96            $.74           $1.83       $1.73

Fully diluted earnings
 per common share (a)         $.96            $.74           $1.83       $1.73


(a) Fully diluted earnings per common share are not presented on the income statement since the potential effect would have been less than 3% dilutive.